Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS REPORTS FIRST QUARTER 2011 RESULTS
Net Sales Increase by 26% Year-Over-Year
Integration of March 2010 Acquisition Progressing According to Plan
Quarterly Cash Dividend Declared
HOUSTON, TX — December 9, 2010 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the quarter ended October 31, 2010. KMG has consolidated the results of operations of its latest Electronic Chemicals acquisition effective March 29, 2010, and has also included the pro forma results of this acquisition for the quarter ended October 31, 2009 in this news release.
First Quarter 2011 versus First Quarter 2010 Financial Highlights
•	Net sales rose 26% to $62.1 million from $49.4 million which includes the contribution from an acquisition completed in March 2010.

•
KMG’s operating income was $5.6 million compared to $8.0 million in the previous year’s comparable quarter. That quarter’s results benefited from a temporary shift in product mix and low input costs in Wood Treating Chemicals. The current year’s results are burdened by the costs associated with the integration of the most recent acquisition.

•
Net income was $3.5 million or $0.31 per diluted share compared to $4.6 million or $0.41 per diluted share. The current year period income tax expense was net of a discrete period adjustment of $410,000, reflecting the reversal of the valuation allowance related to a foreign subsidiary, which contributed $0.036 of net income per diluted share.

Overview of Segments
Net Sales by Business ($ in millions; includes effects of rounding)

	Net Sales	Percentage	Net Sales	Percentage
	Three Months Ended	of Total	Three Months Ended	of Total
	October 31, 2010	Net Sales	October 31, 2009	Net Sales
Electronic Chemicals	$36.8	59%	$23.0	47%
Wood Treating Chemicals	$24.2	39%	$25.5	52%
Animal Health	$1.1	2%	$.933	1%

Total	$62.1	100%	$49.4	100%

Allocation of Corporate Overhead
During the first quarter of fiscal year 2011, the Company changed the methodology it uses to allocate corporate overhead costs to its reportable segments. The result is that all corporate overhead is now allocated except for those amounts associated with the Company’s operation as a public entity. The allocated costs are based on segment net sales. Prior year segment operating income amounts have been revised to reflect the current methodology.
Electronic Chemicals
Neal Butler, President and CEO of KMG, commented, “Revenue in Electronic Chemicals increased incrementally with the anticipated flattening of demand. We expect sales to continue at these approximate levels for the coming quarter. We recorded income from operations in our Electronic Chemicals segment of $3.0 million, a 235% increase from the first quarter of last year. In the first quarter of fiscal 2011, we benefitted from the contribution to operating income provided by our March 2010 acquisition and improved supply chain efficiencies as distribution expense declined to 14.4% of net sales from 18.1% in the prior year for this segment. Operating margins for this segment were burdened during the quarter with the anticipated duplication of some plant costs as we prepared for the consolidation of our manufacturing operations in association with our latest acquisition integration project.
“The integration of the March 2010 Electronic Chemicals acquisition is proceeding on schedule. Integration costs declined to $176,000 in the first three months of fiscal year 2011, compared to $663,000 during the last four months of fiscal 2010. Effective August 1st, we transitioned the Hollister, CA plant operations onto KMG’s information systems and are in the process of consolidating our U.S.-based manufacturing into our Pueblo, CO and Hollister, CA facilities. Approximately $2.0 million of capital expenditures was required at the Hollister plant to accommodate the increased production at that location. That expansion at Hollister has been completed. We are spending approximately $1.5 million expanding the capacity of the Pueblo plant, which will be completed in this second fiscal quarter. The improved capacity utilization at our two U.S. plants is expected to increase operating margins for our North American business by 200 basis points once complete. We have a fairly large number of products that are relocating from contract manufacturing locations to our own plants during the integration process, and are accommodating customers’ schedules as they re-qualify those products. We expect to fully realize the benefits of this integration after the consolidation of operations is completed in the fourth fiscal quarter of this year.”
Wood Treating Chemicals
Commenting on the Company’s Wood Treating Chemicals business, Mr. Butler continued, “As reported in earlier communications, the first quarter of fiscal 2010 was unusually strong in our Wood Treating business as a result of decreased raw material cost for both Creosote and Penta, Creosote product mix sold into the market, and increased pricing for Creosote. In our Creosote segment this quarter, sales were $17.7 million, a 9% decrease from $19.5 million in the same period last year, the result of lower average prices, partially offset by a moderate increase in volume. While rail tie purchases for the 12 month period ending October 31, 2010 averaged 19 million ties, treated rail tie production rates averaged just 16 million ties with the balance coming out of inventory. Offsetting this trend was a shift in the market to a rail tie treatment that did not include blending with petroleum. Average pricing during the quarter declined with the consolidation of our Wood Treating customer base coupled with the threat of off-shore material finding its way into the U.S. market. We successfully completed a significant supply contract with our largest Creosote customer and anticipate pricing will remain relatively flat with first quarter levels through the fiscal year. We expect sales volumes to increase in the second half of the fiscal year as rail tie production rates more closely approximate tie purchases.

“Income from operations in the Creosote segment was $1.8 million for the current quarter compared to $6.3 million in the first quarter of fiscal 2010. Storage and rail car cleaning costs increased in the current quarter by $325,000 over the previous year. We anticipate that storage and handling costs for the rest of the fiscal year will be fairly flat relative to first quarter levels.”
Regarding Penta, Mr. Butler commented, “Penta volume rose over 10% due to an incremental increase in purchases of treated poles by utility companies, producing a $528,000 increase in sales in the first quarter. Income from operations from Penta was $2.1 million, compared to $2.4 million in the same period of last year with the reduction in operating margins due to higher raw material costs. We expect to see a gradual upward movement in demand during the balance of the fiscal year.”
Overall, Wood Treating contributed $3.8 million to operating profits in the first quarter of fiscal 2011, compared to $8.7 million in the same period last year.
Animal Health
Mr. Butler continued, “Animal Health sales increased 23% in the first quarter of 2011 to $1.1 million, reflecting a recovery in the U.S. food animal sector and related growth in pest control demand. We recognized a first quarter operating loss in this segment of $397,000, compared to a loss of $370,000 in the same period in fiscal 2010. Sales in this segment continue to be heavily weighted to our third and fourth fiscal quarters, which is reflective of the actual use season.”
Balance Sheet & Cash Flow Overview
John V. Sobchak, CFO of KMG, commented, “During the first quarter, we continued to pay down debt, reducing our long-term debt by $5.0 million to $54.3 million, which includes $17.0 million borrowed on our $50.0 million revolving credit facility. We closed the quarter with working capital of $43.0 million, including $4.7 million of cash, and shareholders’ equity of $90.1 million. Cash flow from operations was $6.5 million for the first 2011 fiscal quarter which included $2.2 million for depreciation and amortization.”
Outlook
Mr. Butler concluded, “We are very pleased with the progress our team is making towards the integration of our most recent Electronic Chemicals acquisition. Longer term, we see growing opportunities for organic growth in our Electronic Chemicals business with $15.0 billion of expansions in progress or announced by our customers in Texas, New York, Arizona and Oregon over the next couple of years. While Creosote operating profits have weakened more than anticipated, we are seeing better than expected results in Penta and Electronic Chemicals. We anticipate overall net income for fiscal 2011 to still show an increase over fiscal 2010, with the second half of the fiscal year driving the expected year-over-year growth as we complete our Electronic Chemicals integration project. We remain confident that the Electronic Chemicals acquisition will be progressively accretive to KMG’s earnings in fiscal 2011 and 2012.

“We continue to pursue additional acquisition opportunities in Electronic Chemicals to further execute on our consolidation strategy. At the same time, we are investigating additional platforms for future growth. We are targeting the 2013/2014 time frame as the period in which we would look to add another consolidation platform to KMG’s portfolio of businesses.”
Conference Call
Date: Thursday, December 9th
Time: 10:00 am ET
Dial-in: (877) 407-8289 (Domestic), (201) 689-8341 (International)
Webcast: www.kmgchemicals.com — Conference Calls and Events (live & replay)
Dividend Declared
Today, the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.02 per common share. The dividend is payable on January 7, 2011 to shareholders of record as of December 21, 2010. As of December 7, 2010, there were approximately 11.3 million common shares outstanding.
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.
Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com
(See accompanying tables)

KMG CHEMICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands except for per share data)

	Three Months Ended
	October 31,
	2010	2009

NET SALES	$62,104	$49,414

COST OF SALES	44,736	31,023

Gross Profit	17,368	18,391

DISTRIBUTION EXPENSES	6,372	5,021
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,436	5,420

Operating income	5,560	7,950

OTHER INCOME (EXPENSE):
Interest income	1	1
Interest expense	(595)	(557)
Other, net	51	(28)

Total other expense, net	(543)	(584)

INCOME BEFORE INCOME TAXES	5,017	7,366

Provision for income taxes	(1,501)	(2,746)

NET INCOME	$3,516	$4,620

EARNINGS PER SHARE:
Basic	$0.31	$0.41

Diluted	$0.31	$0.41

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,299	11,144
Diluted	11,460	11,375

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
The following table sets forth pro forma results had the General Chemical acquisition occurred as of the beginning of fiscal year 2009 (in thousands, except per share data). The unaudited pro forma financial information is not necessarily indicative of what our consolidated results of operations would have been had we completed the acquisition as of the dates indicated.

Three Months Ended
October 31,
2009
Revenues	$60,197
Operating income	8,502
Net income	4,934
Earnings per share — Basic	$0.44
Depreciation included in the pro forma financial information is approximately $230,000 per month
KMG Chemicals, Inc.
Balance Sheet Highlights
(In thousands)
(UNAUDITED)

	October 31,	July 31,
	2010	2010

Cash and cash equivalents	$4,735	$4,728

Net working capital	43,043	43,387

Total assets	177,665	176,021

Long-term debt	54,333	59,333

Shareholders’ Equity	90,113	84,778